SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

UNISYS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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Unisys Corporation
Unisys Way
Blue Bell, PA 19424-0001
March 16, 2006
Dear Fellow Stockholder:
      It is my pleasure to invite you to the Unisys 2006 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, April 20, 2006, at The Hilton Inn at Penn, which is located at 3600 Sansom Street in Philadelphia, Pennsylvania. The meeting will begin at 9:30 a.m.
      The past year was a challenging one for Unisys. We encountered significant issues in two of our outsourcing operations and faced lower demand than we expected in our technology sales. These factors, plus higher pension accounting expense and an adjustment in our deferred tax assets, resulted in a substantial loss for the year. While these results were disappointing and unacceptable, we have much to be optimistic about as we enter the new year. In 2005, we conducted a comprehensive review of our strategy and business operations to build on our strengths and drive profitable growth going forward. As a result of this review, we announced a far-reaching plan to refocus our business around high-growth market segments, reduce our cost base, divest non-core assets, and enhance our sales and marketing efforts. We saw strong orders growth and cash flow in the fourth quarter. While we have much more work to do to implement the new plan, we are confident that we have laid the foundation for improved results in 2006 and beyond.
      Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Most stockholders have a choice of voting their shares over the Internet, by telephone, or by completing, signing, and returning a proxy card. Voting by any of these means takes only a few minutes, and it will ensure that your shares are represented at the meeting. If you vote over the Internet, you will also be given the opportunity to access future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. Electronic access saves the company the cost of producing and mailing these documents. I encourage you to take advantage of it.
      I look forward to seeing you at the annual meeting, where you will hear about our results for 2005 and our priorities for 2006.

Sincerely,

Joseph W. McGrath
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 20, 2006
       Unisys Corporation will hold its 2006 Annual Meeting of Stockholders at The Hilton Inn at Penn, 3600 Sansom Street, Philadelphia, Pennsylvania, on Thursday, April 20, 2006, at 9:30 a.m. to:

1. elect four directors;

2. ratify the selection of the Company’s independent registered public accounting firm for 2006; and

3. transact any other business properly brought before the meeting.
      Only record holders of Unisys common stock at the close of business on February 28, 2006 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary
Blue Bell, Pennsylvania
March 16, 2006
Important
Your vote is important. Most stockholders will have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check the information you have received to see which options are available to you.

UNISYS CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April 20, 2006
       The Board of Directors of Unisys Corporation solicits your proxy for use at the 2006 Annual Meeting of Stockholders to be held on April 20, 2006 and at any adjournments. At the annual meeting, stockholders will be asked to elect four directors, to ratify the selection of the Company’s independent registered public accountants, and to transact any other business properly brought before the meeting.
      The record date for the annual meeting is February 28, 2006. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 342,544,001 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.
      This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2005, are being mailed and made available on the Internet on or about March 16, 2006.
Required Vote
      Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon. Under Delaware law and the Company’s Bylaws, directors are elected by a plurality of the votes cast. This means that the nominees receiving the greatest number of votes will be elected. However, as more fully discussed in paragraph 7 of “Corporate Governance Guidelines” on page 8, the Board has adopted a majority voting policy that any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election must tender his or her resignation. The Board will accept or reject the tendered resignation within 90 days of the annual meeting. Abstentions and broker non-votes are not counted for purposes of the election of directors.
      Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote. Abstentions will be included in the vote totals for this matter and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.
Voting Procedures and Revocability of Proxies
      Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. Most stockholders have a choice of voting (a) by completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided, (b) over the Internet or (c) by telephone using a toll-free telephone number. Check the materials you have received to see which options are available to you and to obtain the applicable web site or telephone number. If you elected to receive proxy materials over the Internet, you should have already received e-mail instructions on how to vote electronically. Please be aware that if you vote over the Internet, you may incur costs associated with your electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible.
      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities by use of a control number, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised by counsel that the telephone and Internet voting procedures are consistent with the requirements of applicable law.
      You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.
      The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.
      If you properly complete and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, the proxy holders will vote your shares FOR the election of directors, FOR the selection of independent registered public accountants, and in their discretion on any other matters that properly come before the annual meeting.
      If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for any whole shares of Unisys common stock credited to your account as of February 28, 2006. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by April 14, 2006. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received proper instructions from other participants.
ELECTION OF DIRECTORS
      The Board of Directors currently consists of 11 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term. The four directors whose terms expire in 2006, Randall J. Hogan, Edwin A. Huston, Leslie F. Kenne and Joseph W. McGrath, have been nominated for reelection. The remaining seven directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.
           The Board of Directors recommends a vote “FOR” all nominees.
Information Regarding Nominees and Directors
      The names and ages of the nominees and directors, their principal occupations and employment during the past five years, and other information regarding them are as follows.

Nominees for Election to the Board of Directors

RANDALL J. HOGAN
Mr. Hogan, 50, is a Director and Chairman and Chief Executive Officer of Pentair, Inc., a diversified manufacturer of water and wastewater transport, storage and treatment products and enclosures for the protection of electronic controls and components. He has also held the positions of President and Chief Operating Officer and Executive Vice President of that company and President of its Electronic Enclosures Group. He has served as a Director of Unisys since 2004 and is a member of the Finance Committee and the Nominating and Corporate Governance Committee.

EDWIN A. HUSTON
Mr. Huston, 67, is a retired Vice Chairman of Ryder System, Inc., an international logistics and transportation solutions company. He has also served as Senior Executive Vice President-Finance and Chief Financial Officer of that company. He is a Director of Answerthink, Inc., Enterasys Networks, Inc. and Kaman Corporation. He has served as a Director of Unisys since 1993 and is chairman of the Audit Committee.

LESLIE F. KENNE
Ms. Kenne, 58, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs. She is a Director of EDO Corporation and Harris Corporation. She has served as a Director of Unisys since February 2006.

JOSEPH W. MCGRATH
Mr. McGrath, 53, is President and Chief Executive Officer of Unisys. He has been with Unisys since 1999, serving as President and Chief Operating Officer from April 2004 through December 2004; Executive Vice President and President of the Company’s Enterprise Transformation Services business from 2000 to 2004; and Senior Vice President of Major Accounts Sales and Chief Marketing Officer from 1999 to 2000. He has served as a Director of Unisys since 2005.

Members of the Board Continuing in Office

Term Expiring in 2007

HENRY C. DUQUES
Mr. Duques, 62, is a Director and Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company, a position he resumed in November 2005. He had previously served as Chairman and Chief Executive Officer of that company from 1992 until January 2002 and remained Chairman of the Board until his retirement in January 2003. He has served as a Director of Unisys since 1998, has been the non-executive Chairman of the Board since February 1, 2006 and is chairman of the Compensation Committee.

CLAYTON M. JONES
Mr. Jones, 56, is a Director and Chairman, President and Chief Executive Officer of Rockwell Collins, Inc., a global aviation electronics and communications company. He has also held the positions of Executive Vice President of that company and Senior Vice President of its former parent company, Rockwell International Corporation. He has served as a Director of Unisys since 2004 and is a member of the Compensation Committee.

THEODORE E. MARTIN
Mr. Martin, 66, is a retired President and Chief Executive Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the position of Executive Vice President-Operations of that company. He is a Director of Ingersoll-Rand Company, Applera Corporation and C.R. Bard, Inc. He has served as a Director of Unisys since 1995 and is a member of the Compensation Committee.

Members of the Board Continuing in Office

Term Expiring in 2008

J. P. BOLDUC
Mr. Bolduc, 66, is Chairman and Chief Executive Officer of JPB Enterprises, Inc., a merchant banking, venture capital and real estate investment holding company. Since April 2003, he has also served as Chief Executive Officer of J. A. Jones, a multi-national construction and construction-related services company. He previously served in the positions of President and Chief Executive Officer, Vice Chairman, and Chief Operating Officer of W. R. Grace & Co., a specialty chemicals and health care company. He is a Director of Proudfoot PLC and EnPro Industries, Inc. He has served as a Director of Unisys since 1992 and is chairman of the Finance Committee.

In February 2003, the SEC and Mr. Bolduc settled public administrative and cease-and-desist proceedings. Without admitting or denying the SEC’s findings, Mr. Bolduc consented to the entry of a cease-and-desist order in which the SEC found that, between 1991 and 1995, while Mr. Bolduc was president and either chief operating officer or chief executive officer of W. R. Grace & Co. and a member of its board of directors, Grace fraudulently used reserves to defer income earned by a subsidiary, primarily to smooth earnings of its health care segment, in violation of the antifraud provisions of the federal securities laws, as well as the provisions that require public companies to keep accurate books and records, maintain appropriate internal accounting controls and file accurate annual and quarterly reports. The order generally finds that Mr. Bolduc, through his actions or omissions, was a cause of these violations. The order also notes that, during the period in question, Mr. Bolduc did not sell any of the substantial number of Grace shares that he owned. The SEC ordered Mr. Bolduc to cease and desist from committing or causing any violation or future violation of the antifraud and reporting requirements of the federal securities laws. It did not impose any fines, penalties or bars on Mr. Bolduc.

JAMES J. DUDERSTADT
Dr. Duderstadt, 63, is President Emeritus and University Professor of Science and Engineering at the University of Michigan. He has served as a Director of Unisys since 1990 and is chairman of the Nominating and Corporate Governance Committee.

MATTHEW J. ESPE
Mr. Espe, 46, is a Director and Chairman and Chief Executive Officer of IKON Office Solutions, Inc., a provider of integrated document management systems and services. Prior to joining IKON in 2002, Mr. Espe had been with General Electric Company since 1980, most recently serving as President and Chief Executive Officer of GE Lighting. He has served as a Director of Unisys since 2004 and is a member of the Audit Committee and the Finance Committee.

DENISE K. FLETCHER
Ms. Fletcher, 57, has been Executive Vice President, Finance of Vulcan, Inc., an investment and project company since September 2005. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., an independent provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. She has served as a Director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.
Board Meetings; Attendance at Annual Meetings
      The Board of Directors held eight meetings in 2005. During 2005, all directors attended at least 75% of the meetings of the Board of Directors and standing Committees on which they served.
      It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s directors attended the 2005 annual meeting.
Independence of Directors
      All of the Company’s directors other than Mr. McGrath meet the independence requirements prescribed by the New York Stock Exchange and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2005.
Committees
      The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate

Governance and Board of Directors and is also available in print to any stockholder who requests it.
      The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and its financial reporting and disclosure practices, the soundness of its systems of internal financial and accounting controls, the independence and qualifications of its independent registered public accounting firm, the performance of its internal auditors and independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs. The Audit Committee held 15 meetings in 2005. Its members are Mr. Espe, Ms. Fletcher and Mr. Huston (chair). The Board has determined that each of Mr. Espe, Ms. Fletcher and Mr. Huston is an audit committee financial expert as defined by the SEC.
      The Compensation Committee oversees the compensation of the Company’s executives, the Company’s executive management structure, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. It also monitors the Company’s diversity programs. The Compensation Committee held five meetings in 2005. Its members are Mr. Duques (chair), Mr. Jones and Mr. Martin.
      The Finance Committee oversees the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Finance Committee held seven meetings in 2005. Its members are Mr. Bolduc (chair), Mr. Espe and Mr. Hogan.
      The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. In identifying candidates for Board membership, the Nominating and Corporate Governance Committee considers a number of factors including independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board. In February 2006, the committee recommended, and the Board elected, a new director. As part of the selection process, the committee looked for candidates with a background in information technology or with government, security or sales and marketing experience. The committee retained a third-party search firm to assist in identifying qualified candidates. The committee will consider recommendations on director candidates received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. The Nominating and Corporate Governance Committee held six meetings in 2005. Its members are Dr. Duderstadt (chair), Ms. Fletcher and Mr. Hogan.
Code of Ethics and Business Conduct
      Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and controller) and directors. The code is posted on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the Company’s chief executive officer, chief financial officer or controller) at this location on its web site.
Corporate Governance Guidelines
      The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines, as amended through February 9, 2006, is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the New York Stock Exchange.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the New York Stock Exchange and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys donates less than one percent of that organization’s annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity and age in its assessment of the needs of the Board.

4. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees must also so qualify.

5. Directors may not stand for election after age 70 or continue to serve beyond the annual stockholders’ meeting following the attainment of age 70.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. In an uncontested election of directors (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board. The Nominating and Corporate Governance Committee will promptly consider the resignation submitted by such director and will recommend to the Board whether to accept the tendered resignation or reject it. The Board will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting where the election occurred, and the Company will promptly publicly disclose the Board’s decision. To the extent that one or more directors’ resignations are accepted by the Board, the Nominating and Corporate Governance Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board. Any director who tenders his or her resignation pursuant to this provision will not participate in the Nominating and Corporate Governance Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors’ fees.

12. The Company should maintain an orientation program for new directors and continuing education programs for all directors.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

14. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the New York Stock Exchange will determine and approve, the compensation of the chief executive officer.

15. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Compensation Committee.

16. The Company’s stockholder rights plan is scheduled to expire on March 17, 2006, and it has no present intention to extend such rights plan or adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan or extension of the Company’s current rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Stock Ownership Guidelines
      Since 1998, the Company has had in place stock ownership guidelines for both directors and elected officers in order to more closely link their interests with those of stockholders. Under the guidelines, directors and elected officers are expected to own, within specified time periods, a specified number of shares of Unisys stock or stock units. Stock options, including vested stock options, do not count toward fulfillment of the ownership guidelines.
Communications with Directors
      Stockholders may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. All communications directed to Board members will be delivered to them.
Audit Committee Report
      In performing its oversight responsibilities as defined in its charter, the Audit Committee has reviewed and discussed the audited financial statements and reporting process, including the system of internal controls, with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm. The Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended. In addition, the Committee has discussed with Ernst & Young LLP their independence and has received from them the written disclosures required by the Independence Standards Board. The Committee has also considered the compatibility of audit-related services, tax services and other non-audit services with the firm’s independence.
      During 2005, the Audit Committee was kept informed of the progress of management’s documentation, testing and evaluation of the Company’s system of internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations and provided oversight to management during the process. At the conclusion of the process, the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting.
      Based on these reviews and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.
Audit Committee
Matthew J. Espe
Denise K. Fletcher
Edwin A. Huston

Relationship with Independent Registered Public Accounting Firm
      Ernst & Young LLP has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2005 and 2004 (in millions of dollars):

	2005	2004*

Audit Fees	$8.3	$7.8
Audit-Related Fees	1.4	1.0
Tax Fees	0.2	1.0
All Other Fees	0.1	0

*	Audit fees and all other fees for 2004 have been adjusted from the amounts shown in last year’s proxy statement to reflect actual amounts paid.
     Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions, and various attestation engagements. Tax fees principally represent fees for tax compliance services. All other fees are for non-prohibited advisory services to the Company’s federal government group.
      The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has also adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee. The chairman of the committee reports any such pre-approval decision to the Audit Committee at its next scheduled meeting.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
      The Audit Committee has selected the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the Company’s books and accounts for the year ending December 31, 2006. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1986. Its representatives will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.
      The Board of Directors considers Ernst & Young LLP to be well qualified to serve as the independent registered public accounting firm for Unisys. If, however, stockholders do not ratify the selection of Ernst & Young LLP, the appointment will be reconsidered.
      The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2006.

EQUITY COMPENSATION PLAN INFORMATION
      The following table sets forth information as of December 31, 2005 with respect to compensation plans under which Unisys common stock is authorized for issuance.

					Number of securities
	Number of securities				remaining available for
	to be issued		Weighted-average		future issuance under
	upon exercise of		exercise price of		equity compensation plans
	outstanding options,		outstanding options,		(excluding securities
	warrants and rights		warrants and rights		reflected in column (a))
Plan category	(a)		(b)		(c)

Equity compensation
plans approved by	40.943 million	(1)	$17.50	(3)
security holders	.428 million	(2)	$0		6.863 million	(4)
Equity compensation
plans not approved	6.593 million	(6)	$10.56
by security holders(5)	.150 million	(7)	$0		0
Total	48.114 million		$16.54		6.863 million

(1)	Represents stock options, including options for approximately 1,600 shares granted under compensation plans assumed in connection with acquisitions.

(2)	Represents restricted share units and stock units.

(3)	Weighted-average exercise price of outstanding options under compensation plans assumed in connection with acquisitions is $29.72.

(4)	All shares are issuable under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”).

(5)	Comprises the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”) and the 2002 Stock Option Plan (the “2002 Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units, as described on page 20. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under the 2003 Plan, approved by stockholders in 2003. Under the 2002 Plan, stock options could be granted to key employees other than elected officers to purchase the Company’s common stock at no less than 100% of fair market value at the date of grant. Options generally had a maximum duration of ten years and were exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan in 2003. No further awards will be made under either the Stock Unit Plan or the 2002 Plan, and no shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under either plan.

(6)	Represents options granted under the 2002 Plan.

(7)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      Shown below is information with respect to persons or groups that beneficially own more than five percent of Unisys common stock. This information is derived from Schedules 13G filed by such persons or groups in 2006.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class

Brandes Investment Partners, L.P.	55,343,604	(1)	16.2
Brandes Investment Partners, Inc.
Brandes Worldwide Holdings, L.P.
Charles H. Brandes
Glenn R. Carlson
Jeffrey A. Busby
11988 El Camino Real, Suite 500
San Diego, CA 92130

Merrill Lynch & Co. Inc.	30,928,663	(2)	9.06
(on behalf of Merrill Lynch Investment
Managers)
World Financial Center, North Tower
250 Vesey Street
New York, NY 10381

Tudor Investment Corporation	18,667,300	(2)	5.5
Paul Tudor Jones, II
Tudor Proprietary Trading, L.L.C.
The Altar Rock Fund L.P.
1275 King Street
Greenwich, CT 06831
The Raptor Global Portfolio Ltd.
The Tudor BVI Global Portfolio Ltd.
c/o CITCO
Kaya Flamboyan 9
P.O. Box 4774
Curacao, Netherlands Antilles

(1)	Shared dispositive power has been reported for 55,343,604 shares. Shared voting power has been reported for 44,589.644 shares.

(2)	Shared dispositive and shared voting power has been reported for all shares.

     Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 28, 2006, by all directors and nominees, each of the executive officers named on page 15, and all directors and current officers of Unisys as a group. After taking exercisable stock options into account, Mr. Weinbach beneficially owns 1.3% and all directors and current officers (exclusive of Mr. Weinbach, who retired January 31, 2006) as a group beneficially own 1.9% of the shares of Unisys common stock deemed outstanding.

		Additional Shares of
	Number of Shares	Common Stock Deemed
Beneficial Owner	of Common Stock(1)(2)	Beneficially Owned(1)(3)

Peter Blackmore	694	500,000
J. P. Bolduc	30,029	68,000
James J. Duderstadt	27,392	68,000
Henry C. Duques	44,089	68,000
Matthew J. Espe	6,323	24,000
Denise K. Fletcher	13,943	48,000
Janet B. Haugen	23,517	781,000
Randall J. Hogan	7,124	24,000
Edwin A. Huston	31,078	68,000
Clayton M. Jones	7,298	24,000
Leslie F. Kenne	0	0
Theodore E. Martin	76,240	68,000
Joseph W. McGrath	49,366	1,815,000
Janet B. Wallace	15,497	600,000
Lawrence A. Weinbach	336,200	4,783,000
All directors and current officers as a group	484,569	7,298,900

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.
(2)	Includes:
	(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Ms. Haugen, 1,981; Mr. McGrath, 1,633; Ms. Wallace, 1,928; Mr. Weinbach, 1,980; current officers as a group, 18,749. With respect to such shares, plan participants have authority to direct voting.
	(b)	Stock units deferred under a Unisys deferred compensation plan as follows: Mr. McGrath, 34,894; current officers as a group, 34,894. Deferred stock units are payable in shares of Unisys common stock upon termination of employment or on a date specified by the executive. They may not be voted.
	(c)	Stock units, as described on page 20, for directors as follows: Mr. Bolduc, 27,029; Dr. Duderstadt, 26,342; Mr. Duques, 39,089; Mr. Espe, 6,323; Ms. Fletcher, 13,943 Mr. Hogan, 7,124; Mr. Huston, 30,078; Mr. Jones, 7,298; and Mr. Martin, 56,240. They may not be voted.
(3)	Shares shown are shares subject to options exercisable within 60 days following February 28, 2006.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table sets forth information concerning the annual and long-term compensation paid to the chairman, the chief executive officer and the other three most highly compensated executive officers of Unisys in 2005 (the “Named Officers”) for services rendered in all capacities to Unisys for 2005, 2004 and 2003.

					Long-Term Compensation

		Annual Compensation			Awards		Payouts

				Other		Securities
				Annual	Restricted	Underlying	LTIP	All Other
				Compen-	Stock	Options/	Payouts	Compen-
Name and		Salary(1)	Bonus(1)	sation(2)	Award(s)(3)	SARs(4)	(4)	sation(5)
Principal Position	Year	($)	($)	($)	($)	(#)	($)	($)

Lawrence A. Weinbach	2005	1,033,333	—	17,129	985,266	150,000	—	920,867
Chairman of the Board(6)	2004	1,400,000	—	240,307	—	320,000	—	4,100
	2003	1,400,000	770,000	190,776	—	300,000	—	4,000
Joseph W. McGrath	2005	900,000	—	81,406	—	750,000	—	4,200
President and Chief	2004	704,168	—	2,543	—	335,000	—	4,100
Executive Officer(7)	2003	550,008	220,000	1,710	—	100,000	—	4,000
Peter Blackmore	2005	450,000	224,658	123,306	192,250	500,000	—	—
Executive Vice President(8)
Janet B. Wallace	2005	500,000	—	—	—	70,000	—	4,200
Executive Vice President	2004	491,667	—	—	—	70,000	—	4,100
	2003	450,000	130,000	—	—	75,000	—	4,000
Janet B. Haugen	2005	500,000	—	3,326	—	175,000	—	4,200
Senior Vice President	2004	491,667	—	3,404	—	75,000	—	4,100
and Chief Financial	2003	450,000	135,000	—	—	80,000	—	4,000
Officer

(1)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.

(2)	Amounts shown for 2005 for Mr. McGrath are $31,322 in tax reimbursements and $50,084 in personal benefits, including $36,263 for country club dues. Amounts shown for Mr. Blackmore are $21,233 in tax reimbursements and $102,073 in personal benefits, including $32,400 for a temporary housing allowance and $41,667 for relocation. Amounts shown for Mr. Weinbach and Ms. Haugen for 2005 are tax reimbursements.

(3)	Amounts shown are the dollar value of restricted share unit awards, based on the closing market price of Unisys common stock, on the date of grant. Mr. Weinbach was granted 128,123 performance-based restricted share units on February 9, 2005. At December 31, 2005, these restricted share units had a value of $746,957. This award is described in more detail at page 18. The award vested in its entirety on February 1, 2006. Mr. Blackmore was granted 25,000 restricted share units on February 9, 2005. At December 31, 2005, these restricted share units had a value of $145,750. The units will vest on the third anniversary of the date of grant.

(4)	Although the Company’s long-term incentive plan permits grants of free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made to any of the Named Officers during the years presented.

(5)	Amounts shown for 2005 for each Named Officer other than Mr. Weinbach are Company matching contributions under the Unisys Savings Plan. Amounts shown for Mr. Weinbach are $4,200 in Company matching contributions under the Unisys Savings Plan as well as $916,667 in pension replacement payments credited to his memorandum account under the special deferred compensation program discussed at page 18.

(6)	On January 31, 2006, Mr. Weinbach retired as Chairman of the Board. He is no longer an executive officer of Unisys.

(7)	Mr. McGrath became President and Chief Executive Officer on January 1, 2005. He had been President and Chief Operating Officer.

(8)	Mr. Blackmore joined Unisys in February 2005.

Option Grants in Last Fiscal Year
      The following table sets forth information on grants of stock options during 2005 to the Named Officers. No stock appreciation rights were granted during 2005.

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants(1)					for Option Terms(2)

	Number of	% of
	Securities	Total
	Underlying	Options	Exercise
	Options	Granted to	or Base
	Granted	Employees	Price(3)	Expiration
Name	(#)	in 2005	($/Sh)	Date(4)	5%($)	10%($)

Lawrence A. Weinbach	150,000	1.7	7.62	2/9/10	315,790	697,813
Joseph W. McGrath	150,000	1.7	7.62	2/9/10	315,790	697,813
	600,000	7.0	6.05	12/19/10	1,002,902	2,216.151
Peter Blackmore	200,000	2.3	7.62	2/9/10	421,053	930,417
	300,000	3.5	6.05	12/19/10	501,451	1,108,076
Janet B. Wallace	70,000	0.8	7.62	2/9/10	147,369	325,646
Janet B. Haugen	75,000	0.9	7.62	2/9/10	157,895	348,906
	100,000	1.2	6.05	12/19/10	167,150	369,359

(1)	Options were granted on February 9, 2005 and December 19, 2005. The options granted on February 9, 2005 were originally scheduled to vest in three equal annual installments beginning one year after the date of grant. On September 23, 2005, the Compensation Committee approved the acceleration of the vesting of these and all other outstanding stock options. Options granted on December 19, 2005 were fully vested on the date of grant.

(2)	Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified annual rates of appreciation on Unisys common stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(3)	The exercise price is the fair market value (calculated as the average of the high and low quoted sales prices through the official close of the New York Stock Exchange at 4:00 p.m.) of a share of Unisys common stock on the date of grant.

(4)	The options were granted for a term of five years, subject to earlier cancellation in certain events related to termination of employment.
Option Exercises and Fiscal Year-End Values
      The following table sets forth information with respect to option exercises during 2005 and unexercised stock options held by the Named Officers at December 31, 2005.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2005		December 31, 2005(1)
	Acquired	Value	(#)		($)
	on Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Lawrence A. Weinbach	—	—	4,783,000	—	—	—
Joseph W. McGrath	—	—	1,815,000	—	—	—
Peter Blackmore			500,000	—	—	—
Janet B. Wallace	—	—	600,000	—	—	—
Janet B. Haugen	—	—	781,000	—	—	—

(1)	The closing price for Unisys common stock on December 31, 2005 was $5.83. This was lower than the exercise price of all options shown.

Pension Plans
      The table below shows the aggregate annual amounts at age 62 that would be received from the Unisys Pension Plan (the “Pension Plan”), the Supplemental Executive Retirement Income Plan (the “Supplemental Plan”) and the Elected Officer Pension Plan (the “Officer Plan”).
      The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to officers, including the Named Officers, who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan, the Supplemental Plan and any applicable subsidiary plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a reduction equal to 50% of the participant’s primary social security benefit.

	Years of Service
Assumed Final
Average Compensation	5	10	15	20	25	30 or more

$200,000	$40,000	$80,000	$90,000	$100,000	$110,000	$120,000
300,000	60,000	120,000	135,000	150,000	165,000	180,000
400,000	80,000	160,000	180,000	200,000	220,000	240,000
500,000	100,000	200,000	225,000	250,000	275,000	300,000
600,000	120,000	240,000	270,000	300,000	330,000	360,000
700,000	140,000	280,000	315,000	350,000	385,000	420,000
800,000	160,000	320,000	360,000	400,000	440,000	480,000
900,000	180,000	360,000	405,000	450,000	495,000	540,000
1,000,000	200,000	400,000	450,000	500,000	550,000	600,000
1,100,000	220,000	440,000	495,000	550,000	605,000	660,000
1,200,000	240,000	480,000	540,000	600,000	660,000	720,000
      Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual’s highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the Named Officers as of March 1, 2006 is as follows: J. W. McGrath — $748,503; P. Blackmore — $490,909; J. B. Wallace — $537,333; J.B. Haugen — $532,000. Full years of credited service under the pension plans for the Named Officers as of March 1, 2006 are as follows: J. W. McGrath — seven years; P. Blackmore — one year; J. B. Wallace — six years; J.B. Haugen — nine years.
      The Company has established two grantor trusts relating to the Supplemental Plan and the Officer Plan. If a change in control of the Company occurs, the Company is required to fund the trusts in an amount equal to the present value of the accrued pension benefits under the Supplemental Plan and the Officer Plan.
      Pursuant to the employment agreement described below, Lawrence A. Weinbach is vested in an annual pension benefit of $1,000,000.
Employment Agreements
      On April 6, 2004, the Company entered into a new employment agreement with Lawrence A. Weinbach, covering the terms and conditions of Mr. Weinbach’s employment for the period from April 6, 2004 through January 31, 2006. Under the agreement, Mr. Weinbach agreed to serve as Chairman of the Board and Chief Executive Officer from April 6, 2004 through January 2005. He also agreed to step down as Chief Executive Officer effective February 1, 2005 but to continue to remain employed with the Company as Chairman of the Board through January 31, 2006. Mr. Weinbach stepped down as Chief Executive Officer effective January 1, 2005. Pursuant to the agreement, he served as Chairman of the Board until his retirement on January 31, 2006. Under the agreement, Mr. Weinbach was entitled to a base salary of $1,000,000 per year for his services as Chairman of the Board. He was eligible for an annual bonus award at a target bonus level of not less than 100% of base salary, with the actual bonus payable, if any, to be determined by the Compensation Committee but not to exceed 200% of target. Pursuant to the agreement, on February 9, 2005, Mr. Weinbach was granted an award of 128,123 performance-based restricted share units. Performance goals established by the Compensation Committee for this award related to Mr. Weinbach’s role with respect to the operation of the Board, advising the chief executive officer, assisting with resolving certain of the Company’s challenging client engagements, furthering the Company’s acquisition/divestiture strategy and enhancing business development. Under the employment agreement, Mr. Weinbach was eligible to participate in the benefit programs generally made available to executive officers and was eligible to receive stock option and other long-term incentive awards under the Company’s long-term incentive plan. The agreement also provides (a) for Mr. Weinbach to receive the pension benefits discussed above, (b) for the Company, following Mr. Weinbach’s termination of employment, to purchase and transfer to him an annuity that, together with payments under the Unisys Pension Plan, will pay 40% of the pension benefits described above and (c) for the Company to make a gross-up payment to Mr. Weinbach to cover all taxes incurred by him upon the transfer of the annuity. As a replacement for the pension payments that Mr. Weinbach forwent as a result of his continuing to be employed by Unisys on and after February 1, 2005, the agreement provided for the Company to establish a special deferred compensation program for him. Under this program, commencing February 1, 2005 and continuing through his termination of employment, the Company credited $83,333 per month to a memorandum account established on Mr. Weinbach’s behalf. The amounts credited to the memorandum account were credited with earnings and losses in accordance with investment measures selected by Mr. Weinbach. The right to receive the account balance is an unsecured claim against the Company’s general assets.
      Effective February 1, 2006, the Company and Mr. Weinbach entered into a consulting agreement. The consulting agreement provides for Mr. Weinbach to provide such consulting services to Unisys as are requested by its Board of Directors or its Chairman during the period beginning February 1, 2006 and ending February 1, 2007. The agreement provides for Mr. Weinbach to bill the Company at the rate of $8,000 per day for his services. The Board may, in its discretion, pay Mr. Weinbach an additional fee at the conclusion of the agreement based on the value of the services he provides, but in no event may the total amount paid to Mr. Weinbach under the agreement exceed $1,000,000.
      On December 22, 2004, the Company and Joseph W. McGrath signed an employment agreement covering the terms and conditions of Mr. McGrath’s employment as President and Chief Executive Officer for the period from January 1, 2005 through December 31, 2007. The agreement provides for a minimum base salary of $900,000 per year, subject to periodic review by the Compensation Committee. Mr. McGrath is eligible to receive an annual bonus award at a target bonus level of not less than 100% of base salary. The actual bonus payable, if any, will be determined by the Board in its sole discretion after receiving a recommendation from the Compensation Committee. Mr. McGrath is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the Company’s long-term incentive plan. If Mr. McGrath’s employment is terminated under certain circumstances, the agreement provides for him to receive continued payment of his base salary and annual bonus (in an amount equal to the average annual bonus paid to him for the three years preceding termination) for the remainder of the term, but not less than one year’s compensation. He will also be entitled to continued medical and dental coverage through the later of the term of the agreement or his attaining age 55, full vesting in outstanding awards under the Company’s long-term incentive plan, and continued benefit accrual under the Officer Plan through the remaining term of the agreement. Any such salary and bonus payments made to Mr. McGrath will be reduced by the amount of any cash compensation he receives for services rendered to any entity other than Unisys. Mr. McGrath is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and his employment agreement.
Change in Control Employment Agreements
      The Company has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (i) the acquisition of 20% or more of Unisys common stock, (ii) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (iii) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control. These agreements, which are the same in substance for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. Upon a termination of employment under certain circumstances following a change in control, the terminated executive will be entitled to receive special termination benefits, including a lump-sum payment equal to three years base salary and bonus and the actuarial value of the pension benefit the executive would have accrued had the executive remained employed for three years following the termination date. The special termination benefits are payable if the Company terminates the executive without cause, the executive terminates employment for certain enumerated reasons (including a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), or the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control. If any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. The executive is under no obligation to mitigate amounts payable under these agreements, and to the extent the executive has a separate employment agreement with the Company with conflicting rights, the executive is allowed the greater entitlement.

Transactions with Management
      During 2005, the law firm Pepper Hamilton LLP, which has represented Unisys on a variety of matters for approximately 20 years, provided legal services to Unisys for fees of approximately $144,000. The husband of Nancy Straus Sundheim is a partner in that firm. Ms. Sundheim has been Senior Vice President, General Counsel and Secretary of Unisys since 2001.
      During 2005, ProBusiness Services, Inc. provided payroll services to Unisys for fees of approximately $549,000. ProBusiness, which has provided payroll services to Unisys since 1999, was acquired by Automatic Data Processing, Inc. (ADP) in 2003. Mr. Weinbach’s brother is Chairman and Chief Executive Officer of ADP.
Compensation of Directors
      In 2005, the Company’s non-employee directors received an annual retainer of $50,000, an annual attendance fee of $10,000 for regularly scheduled Board and committee meetings and a meeting fee of $1,500 for attendance at certain additional Board and committee meetings. Chairmen of committees other than the audit committee also received an annual $5,000 retainer. The annual retainer for the chair of the audit committee was $20,000. During 2005, each non-employee director also received an option to purchase 12,000 shares of Unisys common stock. The annual retainers and annual attendance fee were paid in monthly installments, with 50% of each installment paid in cash and 50% in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units.
      In February 2006, the Board determined that the annual retainer, annual meeting attendance fee, retainers for chairs of committees and fee for attendance at additional meetings set forth above will continue in 2006. However, these fees will now be payable 100% in cash. The Board also approved the payment of an additional $100,000 annual retainer to the non-executive Chairman of the Board. Prior to February 2006, the Chairman of the Board had been an employee of the Company. The Board also approved an annual grant to each non-employee director of restricted stock units having a value of $100,000 (based on the fair market value of Unisys common stock on the date of grant). Accordingly, on February 9, 2006 each non-employee director received a grant of 15,397 restricted stock units. The restricted stock units vest in three annual installments beginning one year after the date of grant and will be settled in shares of Unisys common stock. The grant of restricted stock units was made in lieu of stock option grants.
      Directors have the opportunity to defer until termination of service, or until a specified date, all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors.

REPORT OF THE COMPENSATION COMMITTEE
Role of the Committee
      The Compensation Committee oversees the Company’s executive compensation program. In this capacity, the Committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. The responsibilities of the Committee, as delineated in its charter, include reviewing and approving goals and objectives relevant to the compensation of the chief executive officer, evaluating the performance of the chief executive officer in light of those goals and making recommendations to the independent members of the Board concerning the compensation level of the chief executive officer; reviewing and approving compensation levels of the other elected officers; considering management succession and related matters; and administering the Company’s incentive plans, including its executive variable compensation plan and its long-term incentive plan. To assist in carrying out its responsibilities, the Committee regularly receives reports and recommendations from management and from an outside compensation consultant. The Committee also may consult with legal, accounting or other advisors, as appropriate, in accordance with the authority granted to it in its charter. The Committee annually reviews the charter and revises it as appropriate.
Compensation Philosophy
      The Company’s executive compensation program is designed to attract and retain executives responsible for the Company’s long-term success, to reward executives for achieving both financial and strategic company goals, to align executive and stockholder interests through long-term, equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive’s total compensation is intended to be variable and to be tied closely to the achievement of specific business objectives and corporate financial goals, as well as the attainment of the executive’s individual performance objectives.
      The Company’s executive compensation program also takes into account the compensation practices of companies with which Unisys competes or could compete for executive talent. In establishing total annual compensation for executive officers, the Committee reviews total annual compensation, as well as each component of total compensation, against executive compensation benchmarking data prepared by the Committee’s outside compensation consultant. The benchmark data reflect median compensation levels for persons holding comparable positions at the benchmark companies. These benchmark companies are principally in the businesses of systems integration and consulting, information technology outsourcing, infrastructure services, and hardware technology.
      In addition to reviewing executive officers’ compensation against the benchmark data, the Committee also solicits input from the Company’s president and chief executive officer regarding total compensation for those executives reporting directly to him.
Principal Components of Executive Compensation
      The principal elements of the Company’s executive compensation program consist of both annual and long-term programs and include base salary, annual variable cash incentives and long-term incentive compensation in the form of stock option, restricted stock unit and other stock-based awards.
Base Salary
      Base salaries for elected officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the benchmark compensation data. Increases in salary are based on the Committee’s evaluation of such factors as the level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives, and the benchmark compensation data.
Variable Incentive Compensation
      During 2005, all of the Company’s elected officers participated in the Company’s executive variable compensation plan. This plan’s stated purpose is to motivate and reward elected officers and other key executives for the attainment of corporate and/or individual performance goals. Under the plan, the Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards.
      Incentive compensation awards payable under the plan are based on (1) a participant’s target annual incentive, (2) the amount of funding the Company makes available for the plan and (3) individual performance. Individual targets for elected officers are approved by the Committee and take into account the benchmark data. For 2005, target award amounts, which are typically stated as a percentage of base salary, ranged from 45% to 75% for elected officers other than the chairman and the chief executive officer. Assuming funding is available, actual award amounts can range from zero to 150% of target, depending upon corporate and individual performance.
      Funding for the executive variable incentive plan depends upon the degree to which the Company and, in some instances, the executive’s business unit, achieves performance targets approved by the Committee at the beginning of each year. For 2005, the Committee determined that awards under the plan would be funded only if the Company made its earnings per share target for the year. Assuming available funding, the amount of awards would then depend upon the degree to which additional corporate financial goals were met and upon the Committee’s assessment of the individual’s performance. The Company did not meet its earnings per share target for 2005. Therefore, except for guaranteed awards to newly hired executives, no variable incentive awards for 2005 were made to participants under the plan. Mr. Blackmore joined the Company as an Executive Vice President in February 2005. In connection with his employment, he was guaranteed a bonus in the amount of $224,658 for 2005.
Long-Term Incentive Awards
      Long-term incentives are designed to align the interests of executives with those of stockholders. In 2005, long-term incentives generally took the form of stock option awards. In determining the size of stock option grants to elected officers, the Committee considers the number of shares available for grant under the Company’s long-term incentive plan, the potential dilutive impact of grants and the appropriate allocation of grants among elected officers and all other eligible employees. The Committee also considers the benchmark data in setting the general parameters for awards. The size of individual grants within these parameters depends upon the Committee’s assessment of the individual’s performance.
      The options granted to the Named Officers in 2005 are set forth at page 16. Options granted in February 2005 have a term of five years and were originally scheduled to vest in three equal annual installments beginning one year after the date of grant. On September 23, 2005, the Committee approved the acceleration of the vesting of these and all other outstanding stock options. The acceleration eliminates future compensation expense associated with these options that the Company would otherwise recognize in its income statement upon its adoption of the new accounting rule that requires the expensing of stock options. In addition to these stock option grants, on December 19, 2005, the Committee granted stock options to certain of the Company’s key employees in furtherance of the Company’s plan to incent these employees to execute the turnaround of the Company. The December grants have a term of five years, are immediately exercisable, and prohibit the recipient from selling the shares acquired upon exercise for a period of two years from the date of grant.
      All stock options granted by the Company during 2005 were granted as nonqualified stock options with an exercise price equal to the fair market value of Unisys common stock on the date of grant. Accordingly, these grants will have value only if the market price of the common stock increases after the grant date.
Compensation of the Chief Executive Officer and the Chairman
Chief Executive Officer
      On January 1, 2005, Joseph W. McGrath, who had been the Company’s President and Chief Operating Officer, became President and Chief Executive Officer. In anticipation of this, the Company and Mr. McGrath entered into the employment agreement described on pages 18-19. The terms and conditions of the agreement were approved by the Committee after considering Mr. McGrath’s previous performance at Unisys, his previous compensation levels and the benchmarking data. Under the agreement, Mr. McGrath is entitled to a minimum base salary of $900,000 per year, subject to periodic review by the Committee. The agreement also provides for Mr. McGrath to participate in the executive variable compensation plan, with a target bonus of not less than 100% of annual salary. The actual amount of bonus paid, if any, is to be determined by the Board in its sole discretion after receiving a recommendation from the Committee. For the reasons set forth above under “Variable Incentive Compensation”, no bonus was paid under the executive variable compensation plan to Mr. McGrath for 2005.
      In 2005, Mr. McGrath was granted the stock options described on page 16. The grants were based on the criteria outlined above.
Chairman
      On April 6, 2004, the Company and Lawrence A. Weinbach, the Company’s Chairman of the Board during 2005, entered into the employment agreement described at pages 17-18. Under this employment agreement, in 2005 Mr. Weinbach was entitled to a base salary of $1,000,000 for his services as Chairman. In his previous role as Chairman and Chief Executive Officer, his base salary was $1,400,000, which had been his base salary since 2003. Under the agreement, Mr. Weinbach was also eligible for a bonus for 2005 at a target of 100% of base salary, with the actual amount of bonus paid to be determined by the Committee in its sole discretion, based upon such factors as the Committee deemed appropriate. For the reasons set forth above under “Variable Incentive Compensation”, no bonus was paid to Mr. Weinbach for 2005.
      In February 2005, Mr. Weinbach was granted the stock options described on page 16. Additionally, pursuant to his employment agreement, Mr. Weinbach was granted 128,123 restricted stock units on February 9, 2005. Performance goals established by the Committee for this award related to Mr. Weinbach’s role with respect to the operation of the Board, advising the chief executive officer, assisting with resolving certain of the Company’s challenging client engagements, furthering the Company’s acquisition/divestiture strategy, and enhancing business development. Because the Committee determined that these goals had been met, the award vested in full on February 1, 2006.
Deductibility of Executive Compensation
      Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.
      The Company’s 2003 Long-Term Incentive and Equity Compensation Plan, approved by the Company’s stockholders at the 2003 annual meeting, permits the Committee to design compensation awards to Named Officers that will meet the requirements of section 162(m) of the Internal Revenue Code. The Committee may grant awards under the plan that meet the requirements of section 162(m) of the Internal Revenue Code at such times as the Committee believes that such awards are in the best interests of the Company. The Committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the Committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.
Compensation Committee
Henry C. Duques
Clayton M. Jones
Theodore E. Martin

STOCK PERFORMANCE GRAPH
      The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys common stock during the five fiscal years ended December 31, 2005 with the cumulative total return on the Standard & Poor’s 500 Stock Index, Standard & Poor’s 500 Computer Hardware Index and the Standard & Poor’s 500 IT Services Index. The comparison assumes $100 was invested on December 31, 2000 in Unisys common stock and in each of such indices and assumes reinvestment of any dividends.

	2000	2001	2002	2003	2004	2005

Unisys Corporation	100	86	68	102	70	40
S & P 500	100	87	67	84	92	95
S & P 500 IT Services	100	106	69	81	84	86
S & P 500 Computer Hardware	100	98	69	88	101	100

GENERAL MATTERS
Policy on Confidential Voting
      It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.
Stockholder Proposals and Nominations
      Stockholder proposals submitted to the Company for inclusion in the proxy materials for the 2007 annual meeting of stockholders must be received by the Company by November 16, 2006.
      Any stockholder who intends to present a proposal at the 2007 annual meeting and has not sought to include the proposal in the Company’s proxy materials must deliver notice of the proposal to the Company no later than January 20, 2007.
      Any stockholder who intends to make a nomination for the Board of Directors at the 2007 annual meeting must deliver a notice to the Company no later than January 26, 2007 setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee.
Electronic Access to Proxy Materials and Annual Report
      This proxy statement and the 2005 annual report are available on the Company’s Internet site at www.unisys.com/go/proxy and www.unisys.com/go/annual. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail and thus can save the Company the cost of producing and mailing these documents. If you vote your shares over the Internet this year, you will be given the opportunity to choose electronic access at the time you vote. Most stockholders who choose electronic access will receive an e-mail next year containing the Internet address to access the proxy statement and annual report. Your choice will remain in effect until you cancel it. You do not have to elect Internet access each year.
Householding of Proxy Statement and Annual Report
      This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of this proxy statement and the 2005 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.
      If your household has received only one copy of our proxy statement and annual report, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, A2-15, Unisys Corporation, Unisys Way, Blue Bell, PA 19424-0001. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.
Other Matters
      At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.
      The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $9,500, plus expenses.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary
Dated: March 16, 2006

ANNUAL MEETING OF STOCKHOLDERS OF
UNISYS CORPORATION
April 20, 2006

Please mark, date, sign and
return your proxy card in
the envelope provided.

â Please detach along perforated line and return in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:

NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instruction below.)	¡ ¡ ¡ ¡	Randall J. Hogan Edwin A. Huston Leslie F. Kenne Joseph W. McGrath

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. ●

To change the address on your account, please check the box at right and indicate your new address in the space above.	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Selection of Independent Registered Public Accounting Firm	☐	☐	☐

	MARK HERE TO HAVE YOUR VOTE REMAIN CONFIDENTIAL	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR the election of directors and FOR the ratification of selection of independent registered public accounting firm and the trustee for the Savings Plan will vote as described on page 2 of the proxy statement.
THANK YOU FOR VOTING
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annual Meeting of Stockholders
April 20, 2006
9:30 a.m.
The Hilton Inn at Penn
3600 Sansom Street
Philadelphia, Pennsylvania
YOUR VOTE IS IMPORTANT
THANK YOU FOR VOTING

UNISYS CORPORATION
PROXY FOR ANNUAL MEETING TO BE HELD APRIL 20, 2006
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints James J. Duderstadt, Henry C. Duques and Theodore E. Martin, and each of them, proxies, with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

COMMENTS:

ANNUAL MEETING OF STOCKHOLDERS OF
UNISYS CORPORATION
April 20, 2006

PROXY VOTING INSTRUCTIONS

VOTE BY MAIL — Mark, date, sign and return your proxy card in the envelope provided as soon as possible.
- OR -
VOTE BY TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
- OR -
VOTE THROUGH THE INTERNET — Access "www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the website.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com until 11:59 PM
Eastern Time the day before the cut-off or meeting date.
â Please detach along perforated line and mail in the envelope provided IF you are not voting by telephone or through the Internet. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors:

NOMINEES:
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instruction below.)	¡ ¡ ¡ ¡	Randall J. Hogan Edwin A. Huston Leslie F. Kenne Joseph W. McGrath

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here. ●

To change the address on your account, please check the box at right and indicate your new address in the space above.	☐

		FOR	AGAINST	ABSTAIN
2.	Ratification of Selection of Independent Registered Public Accounting Firm	☐	☐	☐

	MARK HERE TO HAVE YOUR VOTE REMAIN CONFIDENTIAL	☐

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, this proxy will be voted FOR the election of directors and FOR the ratification of selection of independent registered public accounting firm and the trustee for the Savings Plan will vote as described on page 2 of the proxy statement.
THANK YOU FOR VOTING
TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.